NEITHER THIS SECURITY OR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, NONE OF THEM MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

10% SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE

DUE OCTOBER 6, 2021

Original Issue Date: October 7, 2020	Principal Amount: $1,111,000.00
Conversion Price; set forth in Section 4(b)	Purchase Price: $1,000,000.00

This Secured Subordinated Convertible Promissory Note is a duly authorized and validly issued 10% Secured Subordinated Convertible Promissory Note of Innocap, Inc., a Nevada corporation (the “Company”), designated as its 10% Secured Subordinated Convertible Promissory Note due October 6, 2021 (this “Note”), issued and sold by the Company pursuant to the Securities Purchase Agreement, dated as of October 7, 2020, between the Company and, among others, Trillium Partners LP (together with its successors and registered assigns, the “Holder”), a company organized and existing under the laws of the State of Delaware (the “Purchase Agreement”).

FOR VALUE RECEIVED, the Company promises to pay to the order of the Holder the principal amount of $1,111,000.00 on October 6, 2021 (the “Maturity Date”) in full in cash or on such earlier date as this Note is required or permitted to be repaid as provided hereunder, in each case together with all accrued but unpaid interest thereon, and otherwise to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note and other amounts owing under any Transaction Document in accordance with the provisions hereof. Amounts repaid may not be reborrowed.

This Note is subject to the following additional provisions:

SECTION 1  DEFINITIONS

For the purposes hereof, in addition to the terms defined elsewhere in this Note or the Purchase Agreement, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(e).

“Base Share Price” shall have the meaning set forth in Section 5(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(d).

“Buy-In” shall have the meaning set forth in Section 4(c)(v).

“Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any share, participation or other equivalent (however designated) of the capital stock of a corporation, any equivalent ownership interest in any other Person, including partnership interests and membership interests, and any warrant, right or option to purchase or other arrangement (including through a conversion or exchange of any other property) to acquire or subscribe for any item otherwise satisfying the definition of “Capital Stock,” whether or not presently convertible, exchangeable or exercisable.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share, and any Capital Stock into which such shares of Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

“Company Party” means the Company and any of its Subsidiaries, as applicable.

“Conversion” shall have the meaning ascribed to such term in Section 4.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof, including shares of Common Stock issued upon conversion, redemption or amortization of this Note, and shares of Common Stock issued and issuable in lieu of the cash payment of interest on this Note in accordance with the terms of this Note.

“Derivative” means (a) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, (b) any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, (d) any futures or forward contract, spot transaction, commodity swap, purchase or option agreement, other commodity price hedging arrangement, cap, floor or collar transaction, any credit default or total return swap, and (e) any other derivative instrument, any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable, including interest rates, currency values, insurance, catastrophic losses, climatic or geological conditions or the price or value of any other derivative instrument. For the purposes of this definition, “derivative instrument” means “any derivative instrument” as defined in Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Instruments and Hedging Activities) of the United States Financial Accounting Standards Board, and any defined with a term similar effect in any successor statement or any supplement to, or replacement of, any such statement.

“Dilutive Issuance” shall have the meaning set forth in Section 5(c).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 5(c).

“DTC” means the Depository Trust Company.

“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer Program.

“DWAC Eligible” means that (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s Operational Arrangements, including transfer through DTC’s DWAC system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Equity Conditions” means, during the period in question, (a) [reserved], (b) the Company has timely filed (or obtained extensions in respect thereof and filed within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act or if the Company is not subject to Section 15(d) of the Act, the alternative reporting rules under which it is subject and the Company has met the current public information requirements of Rule 144(c) under the Securities Act as of the end of the period in question, (c) [reserved], (d) by no later than November 20, 2020, the Common Stock must be DWAC Eligible and not subject to a “DTC chill,” (e) on any date that the Company desires to make a payment of interest and/or principal in shares of Common Stock instead of cash, the Common Stock has closed at or above $0.001 per share on the Trading Market with respect to the Trading Day immediately prior to any date on which interest or principal is to be paid, (f) the Required Minimum Reserve is current and not deficient in accordance with this Note and the Transaction Documents, and (g) this Note and/or the Conversion Shares are registered under the Securities Act pursuant to an effective registation statement under the Registration Rights Agreement.

“Equity Line of Credit” shall have the meaning set forth in Section 5(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors, advisors or independent contractors of the Company; provided, that such issuance is approved by a majority of the board of directors of the Company; and provided, further that such issuance shall not exceed in the aggregate fifteen percent 15% of the outstanding shares of Common Stock without the prior approval of the Purchasers, (b) shares of Common Stock, warrants or options to advisors or independent contractors of the Company for compensatory purposes, (c) Securities issued upon the exercise or exchange of or conversion of any Notes issued pursuant to the Purchase Agreement, and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof; provided, that such Securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (d) securities issuable pursuant to any contractual anti-dilution obligations of the Company in effect as of the date hereof; provided, that such obligations have not been materially amended since the date of hereof, and (e) securities issued pursuant to acquisitions or any other strategic transactions approved by a majority of the disinterested members of the Board of Directors provided, that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Event of Default” shall have the meaning set forth in Section 7(a).

“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company, (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction, (D) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (E) a Fundamental Transaction has been announced but has not yet closed.

“Late Fees” shall have the meaning set forth in Section 2(d).

“Mandatory Default Amount” means, at any time, the sum of (a) one hundred thirty-five percent (135%) of the sum of the outstanding principal amount of this Note at such time and all accrued interest hereon unpaid at such time and (b) all other amounts, costs, fees (including Late Fees), expenses, indemnification and liquidated and other damages and other amounts due to the Holder or any other Purchaser Party in respect of this Note or any other Transaction Document.

“Mandatory Prepayment Amount” means, at any time with respect to any principal amount, the sum of (a) such outstanding principal amount at such time and all accrued interest hereon unpaid at such time, and (b) all other amounts, costs, fees (including Late Fees), expenses, indemnification and liquidated and other damages and other amounts due to the Holder or any other Purchaser Party in respect of this Note or any other Transaction Document.

“Note Register” shall have the meaning set forth in Section 2(f).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Obligations” means all amounts, indebtedness, obligations, liabilities, covenants and duties of every type and description owing by any Company Party from time to time to the Holder or its Purchaser Parties under this Note or any other Transaction Document, whether direct or indirect, joint or several, absolute or contingent, due or to become due, liquidated or unliquidated, secured or unsecured, now existing or hereafter arising and however acquired (regardless of whether acquired by assignment), whether or not evidenced by any note or other instrument or for the payment of money, including, without duplication, (i) the principal amount of the Note owing by the Company or any other Company Party, (ii) all other amounts, fees (including all Late Fees), interest (including any increase upon an Event of Default), liquidated damages, commissions, charges, costs, expenses, attorneys’ fees and disbursements, indemnities (including Losses and other amounts for which any Company Party is required to indemnify the Holder or any of its Purchaser Parties under the Purchase Agreement), reimbursement of amounts paid and other sums chargeable to any Company Party under any Transaction Document or otherwise arising under any Transaction Document and (iii) all interest on any item otherwise qualifying as “Obligation” hereunder, whether or not accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Permitted Debt” means all of the following: (i) Indebtedness owing to the Company under any Transaction Document; (ii) unsecured intercompany Indebtedness between the Company and its Subsidiaries in the ordinary course of business; (iii) unsecured Indebtedness of the Company or any of its Subsidiaries to trade creditors (including overdue amounts on invoices) incurred on customary terms in the ordinary course of business; (iv) existing Indebtedness existing on the Closing Date and disclosed on the Disclosure Schedule; (v) Indebtedness which is assumed for purposes of repaying or satisfying Corefund in an amount not to exceed at any one time $25,000,000; (vi) Indebtedness of the Company or any Subsidiary under Capital Leases for equipment or Indebtedness of the Company or any Subsidiary secured by a Purchase Money Lien, which Indebtedness shall not at any time exceed $50,000 in the aggregate for the Company and its Subsidiaries; (vii) Indebtedness of the Company or any of its Subsidiaries under leases for facilities that are treated as Capital Leases under GAAP; (viii) Indebtedness in an aggregate principal amount of not greater than $500,000 following the date hereof; and (ix) any other Indebtedness incurred with the prior written consent of the Holder.

“Permitted Liens” means all of the following:

(i)Liens securing the payment of taxes, assessments or other charges or levies imposed by any Governmental Authority which are either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves have been set aside on its books;

(ii) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of business to the extent (A) such Liens secure Indebtedness that is not overdue for a period of more than 30 days or (B) such Liens secure Indebtedness relating to claims or liabilities that are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(iii)zoning, building and land use restrictions, easements, servitudes, encumbrances, licenses, covenants and other restrictions affecting the use of real property or minor defects or irregularities in title thereto that do not interfere in any material respect with the use of such real property or the ordinary conduct of the business of the Company and its Subsidiaries as presently conducted thereon or materially impair the value of the real property that may be subject thereto;

(iv)pledges and deposits of cash in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with current practices as in effect on the date hereof;

(v)undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Regulation or which although filed or registered, relate to obligations not due or delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;

(vi)Liens or deposits to secure the performance of bids, tenders, expropriation proceedings, trade contracts, leases, statutory obligations, surety and performance bonds and other obligations of a like nature (other than for borrowed money), and deposits to secure equipment contracts, in each case incurred in the ordinary course of business;

(vii)appeal bonds;

(viii)landlord Liens for rent not yet due and payable;

(ix)Liens arising from operating leases and the precautionary UCC financing statement filings in respect thereof;

(x)judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default ; provided, that, (A) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (B) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and (C) a stay of enforcement of any such Liens is in effect;

(xiii)customary rights of set-off or combination of accounts in favor of a financial institution with respect to deposits maintained by it;

(xiv)Liens arising under the Merger Transaction Documents and Liens which have been set forth in the Disclosure Certificate referenced in the Security Agreement or Disclosure Schedule referenced in the Purchase Agreement; and

(xv)Liens disclosed in writing to the Holder owing to Corefund or any of its affiliates, successors or assignees.

“Principal Market” means the OTC Markets Group Inc. PINK.

“Purchase Money Lien” means any Lien securing Indebtedness (i) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment or (ii) existing on such equipment at the time of its acquisition, in each case provided, that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment.

“Required Minimum Reserve” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to this Note, including any Conversion Shares issuable upon conversion in full of this Note, ignoring any conversion limits set forth therein, which shall initially be: 2,997,175,374 shares (subject to proportionate adjustment for any reverse stock split or similar reclassification of the Common Stock).

“Securities” means any Capital Stock, voting trust certificates, certificates of interest or participation in any profit sharing Contractual Obligation or arrangement, loans, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, any other item commonly known as “security,” any other item treated as “security” under the Securities Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940 or any other Regulation of the United States, any State, province or any political subdivision of either of them and any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any option, warrant, right to subscribe to, purchase or acquire, or any Derivative valued by reference to, any item otherwise qualifying as Security hereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Subject Entity” means any Person, Persons or or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act)or any Affiliate or associate of any such Person, Persons or “group”.

“Successor Entity” shall have the meaning set forth in Section 5(e).

“Variable Priced Equity Linked Instruments” shall have the meaning set forth in Section 5(h).

“Variable Rate Transaction” shall have the meaning set forth in Section 5(h).

SECTION 2  REPAYMENT

a)Amortization of Principal. Except as expressly set forth in this Note, there is no requirement to amortize or otherwise repay the principal amount of this Note prior to the Maturity Date.

b)Voluntary Prepayments. [Reserved].

c)Interest. The Company shall pay interest on a quarter annual basis in arrears in cash to the Holder commencing on January 1, 2021 and continuing thereafter on each quarter annual anniversary of such date until the Obligations have been satisfied in full, on the aggregate then outstanding principal amount of this Note at the rate of ten percent (10%) per annum from the date such Note is issued (or in the case of any other Obligation, from the date such obligation becomes due and payable) until all such principal amounts and other Obligations are paid in full in cash, in immediately available Dollars, or, at the option of the Holder, upon three (3) Business Days’ notice to the Company, in shares of freely tradeable Common Stock, in such an amount which equals the amount of interest to be paid divided by the average Closing Sale Price over the twenty (20) Trading Day period immediately preceding the notice provided by the Holder to the Company. Any interest payments hereunder payable in cash, will be paid in immediately available Dollars. Accrued and unpaid interest shall be due and payable on each Conversion Date, prepayment date, and on the Maturity Date, or as otherwise set forth herein. Upon an Event of Default, the interest rate set forth hereunder shall increase as provided in Section 7(b) of this Note.

d)Late Fee. The Company shall pay a late fee (the “Late Fees”) on any amount required to be paid under any Transaction Document and not paid within three Business Days of when due, at a rate equal to the lesser of an additional three percent (3%) of such amount required to be paid at such time or the maximum rate permitted by applicable law which shall be due and owing daily from the date such amount is due hereunder through the date of actual payment in full of such amount in cash or Common Stock, as determined by the Holder. These Late Fees are to cover the extra internal expenses and inconvenience involved in handling delinquent payments and is not to be construed to cover or be applied against any indemnity or any out-of-pocket fees, costs or expenses incurred in any action to collect any Obligation or to foreclose any Lien securing the same. This provision shall not affect or limit the holder’s rights or remedies with respect to any Event of Default.

e)Interest and Fee Calculations and Payment Provisions. All payments made under any Transaction Document, except as otherwise expressly provided in such Transaction Document, shall be made in cash, in immediately available Dollars without set off or counterclaim. Interest and fees shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, for the actual number of days (including the first day but excluding the last day) occurring in the applicable period and shall accrue daily. Interest hereunder will be paid to the initial Holder or, if the Company has received notice of any transfer thereof signed by the initial Holder or any successive Holders, to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”). No prepayment may be made hereunder without the notice required hereunder or without payment of the Mandatory Prepayment Amount. The Holder shall have the option to refuse or accept, in its sole discretion, any attempted prepayment made without the notice required hereunder. or any attempted prepayment that does not appear to include the full Mandatory Prepayment Amount when required. In addition, regardless of the intended characterization of the Company of any payment, the Holder shall have the option, in its sole discretion, to recharacterize or apply any portion of such prepayment, including recharacterizing a payment as a smaller prepayment of principal together with payment of the remainder of the Mandatory Prepayment Amount to account for a payment of the Mandatory Prepayment Amount. The Holder may apply any payment made under any Transaction Document to any outstanding Obligation, in its sole discretion. The Company hereby irrevocably waives the right to direct the application of any payment in respect to any amount due under the Transaction Documents. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. Each determination by the Holder of an amount of interest or fee due hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 3  REGISTRATION OF TRANSFERS AND EXCHANGES

a)Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b)Investment Representations. This Note has been issued subject to certain investment representations of the original Holder and may be transferred or exchanged only in compliance with applicable federal and state securities Regulations.

c)Reliance on Note Register. The initial Holder is listed herein. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered, upon receipt of appropriate signed notice from the Person previously listed on the Note Register as owner hereof, on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

SECTION 4  CONVERSION

a)Voluntary Conversion. At any time after the Original Issue Date until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d)). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain a Conversion Schedule, containing at a minimum the information shown on Schedule 1, and showing historically, among other things, the principal amounts converted and the date of such conversions. The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. On the date of receipt of a Notice of Conversion, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation and representation as to whether such shares of Common Stock may then be resold pursuant to Rule 144 or an effective and available registration statement, in the form attached hereto as Annex B, of receipt of such Notice of Conversion to the Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Notice of Conversion in accordance with the terms herein.

b)Conversion Price.

The conversion price in effect on any Conversion Date shall be equal to $0.00179638 (the “Conversion Price”); provided, however, that in no instance shall the Holder be entitled to convert at a price lower than $0.00119759 (the “Floor Price”) and in no instance shall the Holder be entitled to convert into such an amount of Common Stock that, together with all shares of Common Stock which have been previously converted by the Holder, would equal greater than 13.8875% of the total issued and outstanding shares of Common Stock of the Company, subject to adjustment as provided herein, including, but not limited to, adjustments for any stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. The Conversion Price shall be rounded down to the nearest $0.0001 and in no event lower than $0.00119759. For the avoidance of doubt, the Company and the Holder agree that the per share price of (i) $0.00179638 equates to a $12,000,000 valuation of the Company and (ii) $0.00119759 equates to an $8,000,000 valuation of the Company, in each case, on a fully diluted basis.

Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

c)Mechanics of Conversion.

i.Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted and any accrued and unpaid interest to be converted by (y) the Conversion Price.

ii.Delivery of Certificate Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares which, on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information and the Company has received an opinion of counsel (as required pursuant to Section 4.1(c) of the Securities Purchase Agreement) to such effect, which such opinion must be acceptable to the Holder in its sole and absolute discretion (which opinion the Company’s counsel or at the Holder option,the Holder shall be responsible for obtaining at the Company’s sole cost and expense) shall be free of restrictive legends and trading restrictions, representing the number of Conversion Shares being acquired upon the conversion of this Note. All certificate or certificates required to be delivered by the Company under this Section 4(c) shall be delivered electronically through DTC or another established clearing corporation performing similar functions. If the Conversion Date is prior to the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information, or there is no registration statement in effect covering the Conversion Shares, the Conversion Shares shall bear a restrictive legend in the following form, as appropriate:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Notwithstanding the foregoing, commencing on such date that the Conversion Shares are eligible for sale under Rule 144 subject to current public information requirements, the Company, upon request and at the sole cost and expense of the Company, shall obtain a legal opinion that is acceptable to the Holder in its sole and absolute discretion, to allow for such sales under Rule 144.

iii.Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Notice of Conversion.

iv.Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of Regulations by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal or interest amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of Regulation, Contractual Obligation or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought. If the injunction is not granted, the Company shall promptly comply with all conversion obligations herein. If the injunction is obtained, the Company must post a surety bond for the benefit of the Holder in the amount of one hundred fifty percent (150%) of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of seeking such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(c)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, (i) $1,000 per Business Day for the first thirty (30) Business Days of such failure and (ii) $5,000 per Business Day for each Business Day after the first thirty (30) Business Days of such failure until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable Regulation.

v.Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

vi.Reservation of Shares Issuable Upon Conversion. Subject to the applicable provisons of the Purchase Agreement, the Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to the Required Minimum Reserve for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The Company shall calculate and readjust the minimum share reserve on the first Business Day of each month so long as this Note is outstanding; provided, however, in no event shall such minimum share reserve be reduced below the Required Minimum Reserve.

vii.Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii.Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

d)Holder’s Conversion Limitations. The Company shall not effect any conversion of principal or interest of this Note, and a Holder shall not have the right to convert any principal or interest of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) (such Persons, “Attribution Parties”) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties or Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other Securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including any other Notes) beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other Securities owned by the Holder together with any Affiliates or Attribution Parties) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other Securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of Securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder.

The Holder may increase the Beneficial Ownership Limitation at any time and the Holder, upon not less than 61 days prior notice to the Company may increase the Beneficial Ownership Limitation provisions of this Section 4(d); provided, that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply. Any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. Provided, further, to the extent that the Holder’s right to participate in any such conversion right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such conversion right to such extent (or beneficial ownership of such shares of Common Stock as a result of such conversion right to such extent) and such conversion right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

SECTION 5.  CERTAIN ADJUSTMENTS

a)Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a Restricted Payment payable in shares of Common Stock on shares of Common Stock or any Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, this Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)Lower Priced Transaction. So long as this Note remains outstanding, other than in respect of an Exempt Issuance, the Company shall not enter into any financing transaction pursuant to which the Company sells its Securities at a price lower than the Conversion Price (subject to adjustment in accordance with Section 4(b) and Section 5(a)) without the written consent of the Holder.

c)Most Favored Nation Status. If the Company or any Subsidiary thereof, as applicable, at any time while this Note is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Stock Equivalents, at an effective price per share less than the Conversion Price then in effect other than in respect of an Exempt Issuance (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced and only reduced to equal the Base Share Price. Such adjustment shall be made whenever such Common Stock or Stock Equivalents are issued. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Stock Equivalents subject to this Section 5(c), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(c), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Conversion. If the Company enters into a Variable Rate Transaction, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Stock Equivalents at the lowest possible conversion or exercise price at which such Securities may be converted or exercised. This Section be of no further force and effect following the full repayment of this Note.

d)Pro Rata Distributions. While this Note is outstanding, the Company shall not declare or make any Restricted Payment (or rights to receive Restricted Payments). In the event that the Note is permissibly repaid at the time of such Restricted Payment, the Holder shall not be entitled to participate in such Restricted Payment. If the Holder and the Company mutually agree, and the Note is not repaid at the time of such Restricted Payment, then the Holder shall be entitled to participate in such Restricted Payment to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Note (without regard to any limitations on exercise hereof, including the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Restricted Payment, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Restricted Payment (provided, that to the extent that the Holder's right to participate in any such Restricted Payment would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Restricted Payment to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Restricted Payment to such extent) and the portion of such Restricted Payment shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e)Fundamental Transaction. Upon the occurrence of any Fundamental Transaction, the Holder, upon any subsequent conversion of this Note, shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(c) on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(c) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the Securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the Obligations of the Company, in accordance with the provisions of this Section 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the Obligations of the Company with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, in the event of the occurrence of a Fundamental Transaction, the Successor Entity, in addition to any of its other obligations set for in this Section 5, shall agree in writing that the Holder is entitled to the anti-dilution rights set forth in this Section 5 for the time period set forth in the Note, or if longer two (2) years after the closing of the Fundamental Transaction.

f)Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

g)Notice to the Holder.

i.Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Notwithstanding anything in this Section 5 to the contrary, no adjustment pursuant to this Section 5 shall increase the Conversion Price (other than proportional increases upon the occurrence of a reverse stock split in accordance with Section 5(a) above).

ii.Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution or other Restricted Payment in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other Securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, Restricted Payment, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for Securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall, if and as applicable, simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K or take such other action as reasonably determined by the Holder to disseminate such material, non-public information to the marketplace. The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

h)Variable Rate Transaction. So long as this Note remains outstanding, the Company shall not directly or indirectly (i)(A) consummate any exchange of any Indebtedness and/or Securities of the Company for any other Securities and/or Indebtedness of the Company, (B) cooperate with any person to effect any exchange of Securities and/or Indebtedness of the Company in connection with a proposed sale of such Securities from an existing holder of such Securities to any other unrelated Person), and/or (C) reduce and/or otherwise change the exercise price, conversion price and/or exchange price of any Stock Equivalent of the Company and/or amend any non-convertible Indebtedness of the Company to make it convertible into Securities of the Company, (ii) issue or sell any of its Securities either (A) at a conversion, exercise or exchange rate or price that is based upon and/or varies with the trading prices of, or quotations for, Common Stock, and/or (B) with a conversion, exercise or exchange rate and/or price that is subject to being reset on one or more occasions either (1) at some future date after the initial issuance of such Securities or (2) upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, and/or (iii) enter into any agreement (including an “equity line of credit” or an “at-the-market offering”) whereby the Company may sell Securities at a future determined price. Any transaction contemplated in this Section 5(h), shall be referred to as a “Variable Rate Transaction”. The Holder shall be entitled to obtain injunctive relief against the Company to preclude any Variable Rate Transaction (without the need for the posting of any bond or similar item, which the Company hereby expressly and irrevocably waives the requirement for), which remedy shall be in addition to any right of the Holder to collect damages. A “Variable Rate Transaction” shall also mean, collectively, an “Equity Line of Credit” or similar agreement, or a Variable Priced Equity Linked Instrument.

For purposes hereof, “Equity Line of Credit” means any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its Securities to the investor or underwriter over an agreed period of time and at future determined price or price formula (other than customary “preemptive” or “participation” rights or “weighted average” or “full-ratchet” anti-dilution provisions or in connection with fixed-price rights offerings and similar transactions that are not Variable Priced Equity Linked Instruments), and “Variable Priced Equity Linked Instruments” means: (A) any Stock Equivalent convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such Stock Equivalent, or (2) with a conversion, exercise or exchange price that is subject to being reset on more than one occasion at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Common Stock since date of initial issuance (other than customary “preemptive” or “participation” rights or “weighted average” or “full-ratchet” anti-dilution provisions or in connection with fixed-price rights offerings and similar transactions), and (B) any amortizing convertible Stock Equivalent which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such Stock Equivalent (whether or not such payments in Common Stock are subject to certain equity conditions). Notwithstanding the foregoing, the Company may engage in an “at-the-market” transaction on customary terms long as such transaction is consummated in accordance with Section 2(b).

i)Notwithstanding anything which may be otherwise contained in this Section to the contrary, for the avoidance of doubt, the Company shall not effect any conversion of principal or interest of this Note and a Holder shall not have the right to convert any principal or interest of this Note, at a Conversion Price which is less than the Floor Price, subject to adjustment for any stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock.

SECTION 6.  REDEMPTION

a)Optional Redemption at Election of Company. Provided that the Company has satisfied all of the Equity Conditions and subject to the provisions of this Section 6(a), at any time after the Effective Date, the Company may deliver a notice to the Holder (an “Optional Redemption Notice”, accompanied by proof of funds and a statement that any extant Event of Default shall be cured by the applicable Optional Redemption, and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding principal or interest amount of this Note for cash in an amount equal to the Optional Redemption Amount as provided on Schedule 6(a) hereto (the “Optional Redemption Amount”) on the 20th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 20-Trading Day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”). The Optional Redemption Amount as determined in accordance with Schedule 6(a), is payable in full on the Optional Redemption Date. The Company may only effect an Optional Redemption if each of the Equity Conditions shall have been met, the Company has provided the Holder with proof of funds to defease the principal, interest, and any redemption premium due pursuant to the applicable Optional Redemption, and there is an effective registration statement covering the Conversion Shares on each Trading Day during the period commencing on the Optional Redemption Notice Date through to the Optional Redemption Date and through and including the date payment of the Optional Redemption Amount is actually made in full. If any of the Equity Conditions shall cease to be satisfied at any time during the Optional Redemption Period, then the Holder may elect to nullify the Optional Redemption Notice by notice to the Company within 3 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents, the Company is obligated to notify the Holder of the non-existence of an Equity Condition, such notice period shall be extended to the third Trading Day after proper notice from the Company) in which case the Optional Redemption Notice shall be null and void, ab initio. The Company covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full. The Company’s determination to pay an Optional Redemption in cash shall be applied ratably to all of the holders of the then outstanding Notes based on their (or their predecessor’s) initial purchases of Notes pursuant to the Purchase Agreement.

b)Optional Redemption Procedure. Subject to Section 6(a), the payment of cash pursuant to an Optional Redemption shall be payable on the Optional Redemption Date. If any portion of the payment pursuant to an Optional Redemption shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted by applicable law until such amount is paid in full (the “Optional Redemption Interest Rate”). Notwithstanding anything herein contained to the contrary, if any portion of the Optional Redemption Amount, as applicable, remains unpaid after such date, the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such Optional Redemption, as applicable, ab initio, and, with respect to the Company’s failure to honor the Optional Redemption, the Company shall have no further right to exercise such Optional Redemption (for the avoidance of doubt, (i) in the event that the Holder elects to invalidate such Optional Redemption, no further Optional Redemption Interest payments described in this Section 6(a) shall be due by the Company, and (ii) [reserved].

SECTION 7.  EVENTS OF DEFAULT

a)“Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by Regulation or pursuant to any judgment, decree or order of any court, or any order, rule or Regulation of any Governmental Authority):

i.any default in the payment of (A) the principal amount of this Note or (B) interest, fees, liquidated damages or any other amount owing to a Holder on this Note or by any Company Party under any Transaction Document, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise);

ii.any Company Party shall fail for any reason to comply any Section of this Note or any Transaction Document that provides for an action after a notice period or that provides a specific period of time for the Company Parties to comply with;

iii.any representation or warranty made by any Company Party in this Note, any other Transaction Document, any other Contractual Obligation with, or any other report, financial statement, document, written statement or certificate made or delivered to, the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

iv.any Company Party shall provide at any time notice to the Holder, including by way of public announcement, of such Company Party’s intention to not honor any provision of this Note or any other Transaction Document (including requests for conversions of this Note in accordance with the terms hereof);

v.any Company Party shall fail to observe or perform any other covenant, provision, or agreement contained in this Note or any other Transaction Document which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) five (5) Trading Days after any Company Party has become or should have become aware of such failure;

vi.(a) a breach, default or event of default (without regard for any cure period therefor provided therein) shall have occurred under any Indebtedness of any Company Party (a) having (individually or in the aggregate for all such Indebtedness) an aggregate maximum principal amount or commitment greater than Fifty Thousand Dollars ($50,000), or (b) any such Indebtedness shall become or be declared due and payable prior to the date on which it would otherwise become due and payable;

vii.A breach, default or event of default (without regard to any subsequent waiver of such event of default or any grace or cure period provided in the applicable agreement, document or instrument) shall have occurred under any other Contractual Obligation to which any Company Party is obligated;

viii.(A) any Company Party or any Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) of any Company Party commences a case or other Proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding up, reorganization, arrangement, adjustment, protection, relief or composition of debts or liquidation or similar Regulation of any jurisdiction relating to the Company or any Subsidiary thereof or any Proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, liquidator or other similar official for it or for any of its assets, (B) any such case or other Proceeding is commenced against the Company or any Subsidiary thereof by any other Person and such case or other Proceeding is not dismissed within forty-five (45) days after commencement, (C) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or other Proceeding is entered, (D) the Company or any Subsidiary thereof shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts as they mature or shall make a general assignment for the benefit of creditors, (E) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (F) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action to authorize or otherwise for the purpose of effecting any of the foregoing;

ix.any monetary judgment, writ or similar final process shall be entered or filed against any Company Party, any Subsidiary of any Company Party or any of their assets for more than Fifty Thousand Dollars ($50,000), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

x.the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any asset of any Company Party or any Subsidiary of any Company Party having an aggregate fair value or repair cost (as the case may be) in excess of Fifty Thousand Dollars ($50,000) individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

xi.at any time after the Original Issue Date, the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days or the transfer of shares of Common Stock through DTC is no longer available or “chilled”;

xii.at any time after the Original Issue Date, the Company does not meet the current public information requirements under Rule 144, which failure is not cured, if possible to cure, within two (2) Trading Days after the expiration of the applicable grace period permitted under Rule 12b-25 of the Exchange Act; unless the Company files a Form 12b-25 for the relevant report required to meet the current public information requirements under Rule 144;

xiii.at any time after the Original Issue Date, the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), which failure is not cured, if possible to cure, within two (2) Trading Days after the expiration of the applicable grace period permitted under Rule 12b-25 of the Exchange Act; unless the Company files a Form 12b-25 for such report; or

xiv.the Company sells or otherwise disposes of any of its assets outside of the ordinary course of its business.

The clauses in the definition of Event of Default above operate independently, so that any action or event that falls within any such clause shall constitute an Event of Default regardless of, whether because of a grace period or threshold or otherwise, it falls outside the language of any other clause.

b)Remedies Upon Event of Default. Subject to the Beneficial Ownership Limitation as and to the extent set forth in Section 4(d), and subject to any other limitations regarding percentage of ownership of Common Stock contained herein, if any Event of Default occurs, then the outstanding principal amount of this Note, plus accrued but unpaid interest (including all interest, whether or not accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, all of which shall continue to accrue whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, liquidated damages and any other amounts owing by any Company Party in respect thereof or under any Transaction Document through the date of acceleration, shall become, at the Holder’s election in its sole discretion, in whole or in part, immediately due and payable, in cash or in shares of Common Stock (at the Holder’s option in its sole discretion), at the Mandatory Default Amount, divided by the Conversion Price. Immediately on and after the occurrence of any Event of Default, without need for notice or demand all of which are waived, interest on this Note shall accrue and be owed daily at an increased interest rate equal to the lesser of two percent (2.0%) per month (twenty-four percent (24.0%) per annum) or the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount in cash or in shares of Common Stock, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than the Holder’s election to declare such acceleration), and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note and the other Transaction Documents and to enforce its rights hereunder and thereunder.

SECTION 8.  NEGATIVE COVENANTS

Except as contemplated by the Merger Transacations Documents and unless approved in writing by all of the Holders, as long as any portion of this Note or any other Obligation is not paid in full, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

a)other than Permitted Debt, enter into, create, incur, assume, enter into Guaranty Obligations with respect to, or suffer to exist any Indebtedness or repay the principal amount of, redeem, purchase or otherwise acquire or offer to repay the principal amount of, redeem, repurchase or otherwise acquire any Indebtedness whether or not extant on the Original Issue Date (other than the Notes on a pro rata basis based on the principal amounts outstanding);

b)other than Permitted Liens, create, permit, incur or suffer to exist any Lien on any assets other than the Liens securing the Obligations created pursuant to the Transaction Documents;

c)except in the ordinary course of its business, sell or otherwise dispose of any of its assets;

d)other than Permitted Liens, create, permit, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

e)amend its charter documents, including its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

f)make, approve, or offer to make any Restricted Payment any shares of Capital Stock other than with respect to the Conversion Shares and Warrant Shares, and then only as permitted or required under the Transaction Documents;

g)enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

h)consummate a Fundamental Transaction;

i)enter into any agreement with respect to any of the foregoing;

j)change the nature of the Company’s business from the business conducted by the Company and its Subsidiaries on the date hereof;

k)fail to use the proceeds of the Note as provided for in the Transaction Documents, including being engaged in operations involving the financing of any investments or activities in, or any payments to, any Sanctioned Person;

l)take or allow any action which would cause an adjustment of the par value of the Conversion Price to be less than the par value in effect at such time; or

m)directly or indirectly (including through agents, contractors, trustees, representatives or advisors) (a) be in violation of any Sanctions Law or engage in, or conspire or attempt to engage in, any transaction evading or avoiding any prohibition in any Sanction Law, (b) be a Sanctioned Person or derive revenues from investments in, or transactions with Sanctioned Persons, (c) have any assets located in Sanctioned Jurisdictions, (d) deal in, or otherwise engage in any transactions relating to, any property or interest in property blocked pursuant to any Regulation administered or enforced by OFAC or (e) fail to comply with any material Regulations or Contractual Obligations applicable to it or fail to obtain or comply with any material Permits.

SECTION 9.  MISCELLANEOUS

a)Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including any Notice of Conversion, shall be in writing and delivered as set forth in the Purchase Agreement or, alternatively, delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company as set forth in the signature page hereof, or such other contact information as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 9(a). All notices and other communications delivered hereunder shall be effective as provided in the Purchase Agreement.

b)Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note, without set off or counterclaim, at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. Except for the Company’s obligations to CoreFund, this Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein and is at least pari passu with all Indebtedness and other obligations of the Company, and is not subordinated to any such Indebtedness or other obligation.

c)Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d)Governing Law. This Note is governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

e)Characterizations. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

f)Payments on Next Business Day. Whenever any payment Obligation shall be due on a day other than a Business Day, such payment shall be due instead on the next succeeding Business Day.

g)Payment of Collection, Enforcement and Other Costs. In addition to, and not in substitution for and not to limit (but without duplication), any other right to reimbursement under this Note or any other Transaction Document, (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any Proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other Proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay all out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other Proceeding, including, but not limited to, attorneys' fees and disbursements.

h)Use of Proceeds. All gross proceeds of the funding to the Company related to this Note shall be used as provided in the Purchase Agreement.

i)Securities Laws Disclosure; Publicity. The Company shall file its Super 8-K by no later than four Business Days after the Original Issue Date The Company shall, within four (4) Business Days, file a Current Report on Form 8-K, including the Merger Transaction Documents as exhibits thereto, with the Commission. From and after the issuance of such press release, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Merger Transaction Documents. In addition, the Company acknowledges and agrees that no confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Purchasers or any of their affiliates, on the other hand, have been entered into. Except for the obligations set forth in this Section, there are no confidentiality or similar obligations pertaining the Purchasers currently extant or at any time in the future. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Holder, or include the name of the Holder in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Holder, except (i) as required by federal securities Regulations in connection with the filing of final Transaction Documents with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Holder with prior notice of such disclosure permitted under this clause (ii).

j)Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Merger Transaction Documents, which shall be disclosed pursuant to Section 7(i), the Company covenants and agrees that neither it, nor any other Person acting on its behalf has provided nor will provide the Holder or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Holder shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Holder will be relying on the foregoing covenant in effecting transactions in Securities of the Company. Any non-disclosure agreement (including “click through” agreements and confidentiality clauses incorporated in larger agreements) entered into with the Holder and any Company Party is hereby terminated. The Holder does not have any duty of confidentiality (or a duty not to trade on the basis of material non-public information) to any Company Party or any of their Affiliates, or any of their respective officers, directors, agents, members, stockholders, managers, employees and is governed only by application Regulations. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall, within two (2) Trading Days, file such notice with the Commission pursuant to a Current Report on Form 8-K or take such other action as reasonably determined by the Holder to disseminate such material, non-public information to the marketplace.. The Company understands and confirms that the Holder shall be relying on all of the foregoing covenants in trading Securities of the Company.

k)Interpretation. This Note is a Transaction Document and as such is subject to various interpretative, amendment and third party beneficiary and other miscellaneous provisions set forth in the Purchase Agreement that expressly apply to Transaction Documents, located principally in Article V thereof. In particular, without limitation, none of the terms or provisions of this Note may be waived, amended, supplemented or otherwise modified except in accordance with Section 5.3(b) (Amendments) of the Purchase Agreement. In addition, unless otherwise expressly provided in any Transaction Document, “outstanding” when referring in any Transaction Document to the principal amount owing under this Note shall mean “outstanding and unconverted.”

l)Successors and Assigns. This Note shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the Holder, each Purchaser Party and their successors and assigns; provided, that the Company may not assign, transfer or delegate any of its rights or obligations under this Note except as authorized in the Purchase Agreement.

m)Counterparts. This Note may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Note by facsimile transmission or by e-mail shall be as effective as delivery of a manually executed counterpart hereof.

n)Severability. Any provision of this Note being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Note or any part of such provision in any other jurisdiction.

o)Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any Proceeding with respect to, or directly or indirectly arising out of, under or in connection with, this Note or any other Transaction Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party, no Purchaser Party and no Affiliate or representative of any such other party or Affiliate has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Note by the mutual waivers and certifications in this Section 9(o).

p)This Note shall be deemed an unconditional obligation of the Company for the payment of money and, without limitation to any other remedies of the Holder, may be enforced against the Company by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which the Holder and the Company are parties or which the Company delivered to the Holder, which may be convenient or necessary to determine the Holder’s rights hereunder or the Company’s obligations to the Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

q)Security Interest/Waiver of Automatic Stay. This Note is secured by a security interest granted to the Holder pursuant to the Security Agreement, as delivered by the Company to Holder. The Company acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Company or a Subsidiary, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Transaction Documents and/or applicable law. THE COMPANY EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE COMPANY EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE TRANSACTION DOCUMENTS AND/OR APPLICABLE LAW. The Company hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Company and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Company represents, acknowledges and agrees that this provision is a specific and material aspect of the Transaction Documents, and that the Holder would not agree to the terms of this Note and the other Transaction Documents if this waiver were not a part of this Note. The Company further represents, acknowledges and agrees that is waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Company has been represented (or has had the opportunity to by represented) in the signing of this Note and the Transaction Documents and in the making of this waiver by independent legal counsel selected by the Company and that the Company has discussed this waiver with counsel.

r)Equitable Adjustment. Trading volume amounts, price/volume amounts, the amount of Warrants, the amount of shares of Common Stock identified in the Purchase Agreement, Conversion Price, Exercise Price, shares of Common Stock underlying the Notes and the Warrants, and similar figures in the Transaction Documents shall be equitably adjusted (but without duplication) to offset the effect of stock splits, similar events and as otherwise described in the Purchase Agreement, Notes and Warrants

s)Agreement to Subordinate. Each of the Company and the Holder acknowledges and agrees that the rights and obligations of the parties hereunder are second and subordinate to the rights of Corefund Capital, LLC (together with its successors and assigns, the “Senior Lender”) under its various factoring agreements and ancillary documents (collectively, as amended or otherwise modified, the “Senior Lender Agreements”).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

INNOCAP, INC.

By:
Name:
Title:
Address:

Email Address for delivery of Notices:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 10% Secured Subordinated Convertible Promissory Note, due October 6, 2021 of Innocap, Inc.., a Nevada corporation (the “Company”), into shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no

If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Delivery Instructions:

ANNEX B

ACKNOWLEDGMENT OF CONVERSION

The Company hereby (a) acknowledges this Notice of Conversion, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Company of a customary Ru;e 144 representation letter) or (ii) an effective and available registration statement covering such shares of Common Stock and (c) hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

INNOCAP, INC.

By:
Name:
Title:

SCHEDULE 1

CONVERSION SCHEDULE

This Conversion Schedule is part of, and reflects conversions made under Section 4 of, the 10% Secured Subordinated Convertible Promissory Note, due on October 6, 2021, in the original principal amount of $1,111,000 issued by Innocap, Inc., a Nevada corporation.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest

SCHEDULE 6(a)

OPTIONAL REDEMPTION AMOUNT

Subject to compliance with Section 6(a), the Company may redeem any portion of the principal amount of this Note, any accrued and unpaid interest, and any other amounts due under this Note in accordance with the following formulae: if the Company exercises its right to redeem the Note, the Company shall make payment to the Holder of (i) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 110%, if such voluntary redemption occurs on or before December 5, 20201, (ii) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 115%, if such voluntary prepayment occurs after December 5, 2020 and before January 4, 20212, (iii) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 120%, if such voluntary prepayment occurs after January 4, 2021 and before February 3, 20213, (iv) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 125%, if such voluntary prepayment occurs after February 3, 2021 and before March 5, 20214, (v) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 130%, if such voluntary prepayment occurs after March 5, 2021 and before April 4, 20215, and (vi) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 135%, if such voluntary prepayment occurs after April 4, 20216 and before the Maturity Date.

___________________

1 NTD: within 60 days after the Original Issue Date.

2 NTD: between the  61st day and the 90th  day after the Original Issue Date.

3 NTD: between the  91st day and the 120th  day after the Original Issue Date.

4 NTD: between the  121st day and the 150th  day after the Original Issue Date.

5 NTD: between the  151st day and the 180th  day after the Original Issue Date.

6 NTD: after the  180st day after the Original Issue Date.